EXHIBIT 99.1

NEWS RELEASE

For Release	July 26, 2006
Release Number	INTL 06-25
Contact	Norman Stout, Chief Executive Officer (480) 449-8900
Craig W. Rauchle, President and COO (775) 954-1200
Jeffrey T. Ford, Sr. Vice President and CTO (480) 961-9000
Kurt R. Kneip, Sr. Vice President and CFO (480) 449-8900
INTER-TEL ANNOUNCES 2006 SECOND QUARTER RESULTS
NET SALES OF $115.9 MILLION FOR THE QUARTER
GAAP EPS of $0.18 per share and Pro-forma Non-GAAP EPS of $0.24 per share for the Quarter
Tempe, Arizona . . . July 26, 2006 . . . Inter-Tel (Delaware), Incorporated (NASDAQ: INTL) today announced operating results for the second quarter and six months ended June 30, 2006. Net sales for the quarter ended June 30, 2006 increased 0.6% to $115.9 million compared to net sales of $115.3 million for the corresponding period in 2005. Net sales for the six months ended June 30, 2006 increased 0.9% to $222.8 million compared to net sales of $220.9 million for the corresponding period in 2005.
For the quarter ended June 30, 2006, Inter-Tel reported GAAP net income of $4.8 million ($0.18 per diluted share), including the pre-tax impact of $1.1 million ($0.9 million after taxes) in non-cash expenses related to the Company’s stock option plans and Inter-Tel’s Employee Stock Purchase Plan (“ESPP”) in connection with the Company’s adoption of SFAS 123R (“SFAS 123R expenses”), as well as $1.6 million in additional pre-tax costs ($1.0 million after taxes) associated with the recent proxy contest and ongoing expenses incurred in connection with the Company’s response to the unsolicited interest of Steven G. Mihaylo (the Company’s former Chief Executive Officer and a current board member) and affiliated parties to acquire the Company. We have incurred and continue to incur extensive professional fees, investment banking advisory fees, legal expenses, director fees and payments to directors in lieu of stock options, and related costs (collectively, “proxy contest and related costs”), as discussed in further detail below. This compares to GAAP net income of $6.9 million ($0.26 per diluted share) for the quarter ended June 30, 2005. For the quarter ended June 30, 2006, Inter-Tel reported non-GAAP pro forma net income, excluding the impact of SFAS 123R expenses, as well as additional costs associated with the proxy contest and related costs, each as discussed in further detail below, of $6.6 million ($0.24 per diluted share), compared to GAAP net income of $6.9 million ($0.26 per diluted share) for the quarter ended June 30, 2005. Please refer to “Non-GAAP Disclosures” below for additional information and a reconciliation of GAAP to Non-GAAP disclosure.
For the six months ended June 30, 2006, Inter-Tel reported GAAP net income of $8.0 million ($0.29 per diluted share), including the pre-tax impact of $2.1 million ($1.7 million after taxes) of SFAS 123R expenses, as well as additional costs associated with the proxy contest and related costs. This compares to GAAP net income of $8.9 million ($0.32 per diluted share) for the six months ended June 30, 2005. For the six months ended June 30, 2006, Inter-Tel reported non-GAAP pro forma net income, excluding the impact of SFAS 123R expenses, as well as additional costs associated with the proxy contest and related costs, of $11.4 million ($0.42 per diluted share), compared to non-GAAP pro forma net income of $11.5 million ($0.42 per diluted share) for the six months ended June 30, 2005, excluding a write-off of in-process research and development costs of $2.6 million as discussed in further detail below. Please refer to “Non-GAAP Disclosures” below for additional information and a reconciliation of GAAP to Non-GAAP disclosure.
“Net sales increased slightly in the second quarter of 2006 compared to 2005,” noted Norman Stout, Inter-Tel’s CEO. “Inter-Tel’s gross profit declined to 49.0% in the quarter, primarily due to selling fewer larger line size systems which traditionally have a higher software content, product sales mix, some limited discounting of the Company’s prices, as well as a lower volume of financed transactions through Inter-Tel’s captive leasing company, especially through our direct sales offices.” Mr. Stout added, “Because we released Version 2 of the 5000 family late in the quarter, there was minimal impact on the financial results. However, based upon feedback from our direct sales offices, dealers and end users, we are pleased with the acceptance of the latest release of the Company’s 5000 series products, and we look forward to the benefits of selling larger line sizes with this release. We are also excited about the upcoming introduction of the Company’s latest next generation communications platform — the Inter-Tel 7000. Scheduled for release late in the third quarter of 2006, the Inter-Tel 7000 is an IP (Internet Protocol), standards-based communications system designed to serve enterprises with up to 2,500 users and features a visionary, next generation architecture that is expected to address business needs both today and in the future.“
Inter-Tel’s cash and short-term investments balances totaled $179.9 million at June 30, 2006, an increase of $12.5 million compared to December 31, 2005, as the Company continued to generate cash from operations. For the quarter ended June 30, 2006, days sales outstanding were approximately 38.5 days and inventory turns were 10.9 times.
Additional information regarding the Company’s operating results follows:
Net Sales. GAAP net sales increased 0.6% to $115.9 million in the second quarter of 2006 compared to $115.3 million in the second quarter of 2005. Declines in revenue from the Company’s direct sales offices (including lease financing) and dealer and distribution sales were more than offset by increases in government and national accounts; DataNet; local, long distance and network services; and international divisions.
Gross Profit and Gross Margin. GAAP gross profit decreased 5.5%, or $3.3 million, to $56.8 million in the second quarter of 2006 compared to $60.0 million in the second quarter of 2005. The gross margin percentage decreased to 49.0% in the second quarter of 2006, compared to 52.1% for the second quarter of 2005. The decreases in gross profit and gross margin were primarily attributable to selling fewer larger line size systems, which traditionally have a higher software content, the mix of products and services sold, and limited sales discounts on product and service revenues, in part related to the introduction of and transition to new products, as well as competitive pressures. The decreases in GAAP gross profit and GAAP gross margin were also attributable to the mix of products and services sold, with a lower percentage of net sales recognized in the Company’s direct sales offices (including lease financing), with a higher percentage of net sales recognized in the Company’s local, long distance and network services divisions, government and national accounts division, and DataNet operations, which generate lower gross margins than other divisions within the Company’s principal operating segment. Non-GAAP gross profit, excluding the impact of expenses associated with SFAS 123R expenses, decreased 5.4%, or $3.2 million, in the quarter ended June 30, 2006 compared to the corresponding period in 2005. In the six months ended June 30, 2006, GAAP gross profit decreased 3.5%, or $4.0 million, to $110.0 million compared to $114.0 million in the first six months of 2005. Non-GAAP gross profit, excluding the impact of expenses associated with SFAS 123R expenses related to the Company’s stock option plans and ESPP, decreased 3.4%, or $3.8 million, in the six months ended June 30, 2006 compared to 2005.
Research and Development (R&D). Research and development expenses increased by $86,000, or 1.0%, in the second quarter of 2006 compared to the second quarter of 2005. Non-GAAP research and development costs, excluding the impact of expenses associated with SFAS 123R expenses, decreased 2.3%, or $0.2 million in the quarter ended June 30, 2006 compared to the corresponding period in 2005. The Non-GAAP pro forma decrease in R&D spending during the second quarter of 2006 compared to 2005 was principally the result of lower costs associated with third-party development costs and lower relative project costs, offset in part by increased costs incurred in connection with beta sites prior to the introduction of new products. In the six months ended June 30, 2006, GAAP R&D expenses decreased slightly to $17.1 million compared to $17.2 million in the first six months of 2005. Non-GAAP R&D expenses, which exclude SFAS 123R expenses, decreased 3.7%, or $0.6 million, in the six months ended June 30, 2006 compared to the corresponding period in 2005.
Selling, General and Administrative (SG&A). GAAP SG&A decreased 0.2% in the second quarter of 2006 compared to the second quarter of 2005. The slight decrease was primarily attributable to a lower number of personnel, bad debt expenses and depreciation costs, offset in part by additional SFAS 123R expenses. GAAP SG&A decreased to 34.7% of net sales in the second quarter of 2006 compared to 34.9% of net sales in the second quarter of 2005. Non-GAAP SG&A expenses, which exclude SFAS 123R expenses as well as costs associated with the proxy contest and related costs, decreased 6.0%, or $2.4 million, in the quarter ended June 30, 2006 compared to SG&A costs in the second quarter of 2005. In the six months ended June 30, 2006, GAAP SG&A expenses decreased 0.3% to $78.7 million compared to $79.0 million in the first six months of 2005. Non-GAAP SG&A expenses, which exclude SFAS 123R expenses as well as costs associated with the proxy contest and related costs, and legal settlement and related costs (refer to the information below for additional information), decreased 4.2%, or $3.3 million, in the six months ended June 30, 2006 compared to SG&A in the first six months of 2005.
Amortization. Amortization increased 5.6% to $1.2 million in the second quarter of 2006, compared to $1.1 million in the second quarter of 2005, which was primarily the result of purchased technology that was placed into service in 2006, and thus amortizable during 2006. Amortization increased 22.9% to $2.3 million in the six months ended June 30, 2006, compared to $1.9 million in the corresponding period in 2005, as a result of the additional amortization from purchased technology, as well as two additional months in 2006 of amortization of purchased intangible assets in the March 2005 Lake acquisition compared to 2005.
Non-GAAP Disclosures
Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that inclusion of these disclosures provides investors a meaningful presentation of the Company’s operating results in addition to the GAAP disclosure. These non-GAAP financial measures and condensed consolidated statements of operations are provided to enhance overall understanding of the Company’s current financial performance and how management views the Company’s operating results. The presentation of this non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to non-GAAP results published by other companies. These non-GAAP disclosures and management’s rationale for providing them are as follows:
Proxy Contest and Related Costs. The Company has incurred additional costs associated with the recent proxy contest and ongoing expenses incurred due to the actions taken by Steven G. Mihaylo and his affiliated parties in connection with Mr. Mihaylo’s threatened proxy contest as disclosed in 13D filings and his subsequent stated desire to make an offer to acquire the Company. We have incurred and continue to incur extensive professional fees, investment banking advisory services, legal expenses, director fees and payments to directors in lieu of stock options (see below), and related costs in connection therewith in response to these actions by Mr. Mihaylo and his affiliated parties (collectively, “proxy contest and related costs”). Proxy contest and related costs totaling approximately $1.6 million were recorded as period costs during the quarter ended June 30, 2006 relating to this matter. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.
The Company made cash payments to directors during the second quarter of 2006 in lieu of a shortfall in stock options available under the 1990 Director Stock Option Plan, the amount of such payments being based on a Black-Scholes valuation model utilized to compute the shortfall. The shortfall was created primarily as a result of the addition of three new members to the board of directors in connection with the Mihaylo settlement of the threatened proxy contest. Cash payments totaled approximately $294,000, which is included in the $1.6 million total noted above, and payments were distributed ratably to the ten non-employee directors during the second quarter of 2006. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.
Legal Settlement and Related Costs. Subsequent to December 31, 2005, the Company settled a legal matter that existed as of December 31, 2005. The Company recorded an accrual for the settlement amount and related fourth quarter legal fees as of December 31, 2005. The settlement plus costs and related fourth quarter legal fees totaled $1.6 million. Additional legal fees and costs totaling approximately $1.3 million were also recorded as period costs during the quarter ended March 31, 2006 relating to this matter. Such period costs included attorney’s fees and expenses related to the settlement that were recorded in the fourth quarter of 2005. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.
SFAS 123R Expenses. The reported GAAP Net Income for the quarter ended June 30, 2006 includes expenses related to the expensing of stock options and ESPP discounted stock purchases in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R “Share Based Payments,” which the Company adopted on January 1, 2006. The guidance on the impact of adopting SFAS No. 123R presumes that all unvested options and ESPP discounted stock purchases are equity awards and are accounted for based on the guidance provided in the FASB staff position SFAS 123R-d. Given the significance and non-cash nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein. SFAS 123R costs totaled $1.1 million and $2.1 million, in the quarter and six months ended June 30, 2006, respectively, as noted in the table below.
2005 IPRD Charge: The Company’s 2005 first quarter operating income included a write-off of IPRD costs of $2.6 million, which reduced net income by $2.6 million, or $0.10 per diluted share. This write-off reflected the in-process research and development costs associated with the Company’s Lake acquisition in March 2005. The IPRD write-off is not deductible for income tax purposes.
The following tables reconcile the financial statements on a GAAP basis for the quarter and six months ended June 30, 2006 to the non-GAAP pro forma financial measures, which exclude the effects of (1) the proxy contest and related costs, (2) the impact of legal costs incurred during the quarter ended March 31, 2006 in connection with a legal settlement recorded in the quarter ended December 31, 2005, and (3) SFAS 123R expenses, as discussed above:

	Three Months Ended June 30, 2006
			Effect of
			Proxy
		Effect of	Contest and
		SFAS	Related	Non-GAAP/
(in thousands, except per share amounts and tax rates)	GAAP	123R costs	Costs	Pro forma

Net Sales	$115,925	$—	$—	$115,925
Gross profit	56,762	(50)	—	56,812
Research and development	8,799	282	—	8,517
Selling, general and administrative	40,178	752	1,608	37,818
Amortization of purchased intangible assets	1,185	—	—	1,185
Operating income (loss)	6,599	(1,084)	(1,608)	9,291
Income (loss) before income taxes	7,769	(1,084)	(1,608)	10,460
Income taxes	2,984	(198)	(641)	3,823
Net income (loss)	$4,785	$(886)	$(967)	$6,637
Net income (loss) per share — basic	$0.18	$(0.03)	$(0.04)	$0.25
Net income (loss) per share — diluted	$0.18	$(0.03)	$(0.04)	$0.24
Effective tax rate	38.4%	18.3%	36.8%	36.5%

	Six Months Ended June 30, 2006
				Effect of legal
			Effect of	costs related
			Proxy	to settlement
		Effect of	Contest and	recorded in
		SFAS	Related	the 4th quarter	Non-GAAP/
(in thousands, except per share amounts and tax rates)	GAAP	123R costs	Costs	of 2005	Pro forma

Net Sales	$222,848	$—	$—	$—	$222,848
Gross profit	110,041	(122)	—	—	110,163
Research and development	17,106	571	—	—	16,536
Selling, general and administrative	78,711	1,441	1,608	—	75,661
Amortization of purchased intangible assets	2,316	—	—	—	2,316
Legal settlement costs	1,300	—	—	(1,300)	—
Operating income (loss)	10,608	(2,134)	(1,608)	(1,300)	15,650
Income (loss) before income taxes	13,032	(2,134)	(1,608)	(1,300)	18,075
Income taxes	5,045	(447)	(641)	(519)	6,652
Net income (loss)	$7,987	$(1,687)	$(967)	$(781)	$11,423
Net income (loss) per share — basic	$0.30	$(0.06)	$(0.04)	$(0.03)	$0.43
Net income (loss) per share — diluted	$0.29	$(0.06)	$(0.04)	$(0.03)	$0.42
Effective tax rate	38.7%	20.9%	39.9%	39.9%	36.8%

	Six Months Ended June 30, 2005
		Lake	Non-GAAP/
(in thousands, except per share amounts and tax rates)	GAAP	IPRD Charge	Pro forma

Net Sales	$220,883	$—	$220,883
Gross profit	114,011	—	114,011
Selling, general and administrative	78,975	—	78,975
In process R&D write-off	(2,600)	(2,600)	—
Operating income (loss)	13,384	(2,600)	15,984
Income (loss) before income taxes	15,346	(2,600)	17,946
Income taxes	6,446	—	6,446
Net income (loss)	$8,900	$(2,600)	$11,500
Net income (loss) per share — basic	$0.34	$(0.10)	$0.44
Net income (loss) per share — diluted	$0.32	$(0.10)	$0.42
Effective tax rate	42.0%	n/a	35.9%

Conference call. You may access the Company’s quarterly earnings results conference call, which is scheduled for July 26, 2006 at 5:30 p.m. (ET) via the Internet at http://www.inter-tel.com. Select “News & Events” from the top navigation bar. A link to the webcast will be displayed within the “News & Events” section. A replay of the conference call will be available on the Internet until July 26, 2007 at 11:59 p.m. (ET).
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding costs being incurred for professional fees, investment banking advisory services, legal expenses, director fees and related costs in connection with actions taken by Mr. Mihaylo and affiliated parties and the Company’s response to such actions, the product and channel mixes of our sales in future periods and the effect of such mixes on our operating results, the actions, intentions and desires of Mr. Mihaylo and affiliated parties to acquire the Company in accordance with their stated intentions or otherwise, the acceptance of the latest release of the Company’s 5000 series products and the prospects of the benefits of selling larger line sizes with this release, the release of the Inter-Tel 7000 system late in the third quarter of 2006 as a standards-based communications system designed to serve enterprises with up to 2,500 users, featuring a visionary, next-generation architecture that is expected to address business needs both today and in the future. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to the risk that Inter-Tel’s actual compliance costs and expenses may be different from those anticipated; the actions, if any, of Mr. Mihaylo and affiliated parties to acquire the Company in accordance with their stated intentions or otherwise; timely and successful hiring and retention of employees, dependence on new product development; market acceptance of new and existing products, software and services; retention of existing dealers and customers; industry, competitive and technological changes; general market and economic conditions; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; availability of inventory from vendors and suppliers; and product defects. For a further list and description of such risks and uncertainties, please see the Company’s previously filed SEC reports, including the Company’s Annual Report on Form 10-K filed March 16, 2006, Form 10-Q filed on May 10, 2006 and Current Reports on Form 8-K. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

			Pro Forma
	Three Months		Q2 2006	Pro Forma
	Ended June 30,		Excluding	2006 FAS 123R
	2006	2005	FAS 123R & Other (a)	& Other (a)
(in thousands, except per share amounts)	GAAP	GAAP	Non-GAAP	Non-GAAP
NET SALES
Telecommunications systems, software and related	$100,921	$101,647	$100,921	—
Resale of local and long distance	15,004	13,618	15,004	—

Total net sales	115,925	115,265	115,925	—

Cost of sales
Telecommunications systems, software and related	49,628	46,903	49,579	50
Resale of local and long distance	9,535	8,316	9,535	—

Total cost of sales	59,163	55,219	59,114	50

GROSS PROFIT	56,762	60,046	56,811	(50)

Research & development	8,799	8,713	8,517	282
Selling, general and administrative	40,178	40,251	37,818	2,360
Amortization of purchased intangible assets	1,185	1,122	1,185

	50,162	50,086	47,520	2,642

OPERATING INCOME	6,599	9,960	9,291	(2,691)

Interest and other income	1,542	921	1,542	—
Foreign currency transaction gains (losses)	(358)	88	(358)	—
Interest expense	(14)	(23)	(14)	—

INCOME BEFORE INCOME TAXES	7,769	10,946	10,460	(2,691)
INCOME TAXES	2,984	4,003	3,823	(839)

NET INCOME	$4,785	$6,943	$6,637	$(1,852)

NET INCOME PER SHARE—BASIC	$0.18	$0.26	0.25	(0.07)

NET INCOME PER SHARE—DILUTED	$0.18	$0.26	0.24	(0.07)

DIVIDENDS PER SHARE	$0.08	$0.08	$0.08	$0.08

Average number of common shares outstanding — Basic	26,534	26,301	26,534	26,534

Average number of common shares outstanding — Diluted	27,227	27,069	27,303	27,303

Effective tax rate	38.4%	36.6%	36.5%	31.2%

(a)	Refer to Non-GAAP disclosures discussion in the text of the earnings announcement.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

			Pro Forma YTD
	Six Months		2006 Excluding	Pro Forma
	Ended June 30,		FAS 123R,	2006 FAS123R,
	2006	2005	Legal & Other (a)	Legal & Other (a)
(in thousands, except per share amounts)	GAAP	AAP	Non-GAAP	Non-GAAP
NET SALES
Telecommunications systems, software and related	$193,164	$194,306	$193,164	$—
Resale of local and long distance	29,684	26,577	29,684	—

Total net sales	222,848	220,883	222,848	—

Cost of sales
Telecommunications systems, software and related	94,111	90,300	93,989	122
Resale of local and long distance	18,697	16,572	18,697	—

Total cost of sales	112,808	106,872	112,686	122

GROSS PROFIT	110,040	114,011	110,162	(122)

Research & development	17,106	17,168	16,536	571
Selling, general and administrative	78,711	78,975	75,661	3,050
Amortization of purchased intangible assets	2,316	1,884	2,316	—
Write-off of in-process research and development costs	—	2,600	—	—
Legal judgment and settlement	1,300	—	—	1,300

	99,433	100,627	94,512	4,920

OPERATING INCOME	10,607	13,384	15,650	(5,043)

Interest and other income	2,822	1,868	2,822	—
Foreign currency transaction gains (losses)	(362)	140	(362)	—
Interest expense	(35)	(46)	(35)	—

INCOME BEFORE INCOME TAXES	13,032	15,346	18,075	(5,043)
INCOME TAXES	5,045	6,446	6,652	(1,607)

NET INCOME	$7,987	$8,900	$11,423	$(3,436)

NET INCOME PER SHARE—BASIC	$0.30	$0.34	0.43	(0.13)

NET INCOME PER SHARE—DILUTED	$0.29	$0.32	0.42	(0.13)

DIVIDENDS PER SHARE	$0.16	$1.16	$0.16	$0.16

Average number of common shares outstanding — Basic	26,421	26,337	26,421	26,421

Average number of common shares outstanding — Diluted	27,103	27,429	27,194	27,194

Effective tax rate	38.7%	42.0%	36.8%	31.9%

(a)	Refer to Non-GAAP disclosures discussion in the text of the earnings announcement.
OTHER SELECTED FINANCIAL DATA

	June 30,	December 31,
(in millions, except DSO and Inventory turn amounts)	2006	2005
Cash and short-term investments	$179.9	$167.5
Long-term investments	—	—
Accounts receivable — net	49.6	44.1
Inventory	22.3	19.6
Net investment in sales-leases (current)	17.5	19.7
Net investment in sales-leases (long-term)	35.5	34.8
DSO (based on 90 days sales)	38.5	35.8
DSO (based on trailing 12 mo. sales)	40.1	35.8
Inventory turns	10.9	11.5

	Quarter ended	Quarter ended	Six Months ended	Six Months ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
Depreciation and amortization	$3.5	$3.6	$6.8	$6.7
Capital Expenditures	(2.4)	(2.1)	(3.4)	(4.3)
Cash used for acquisitions	—	(0.2)	(0.0)	(27.8)
Cash dividends paid	(2.1)	(28.8)	(4.2)	(30.7)
Treasury stock repurchases	0.0	(13.8)	0.0	(13.8)
About Inter-Tel (Delaware), Incorporated
Inter-Tel (NASDAQ: INTL — news) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,900 communications professionals, and services business customers through a network of 59 company-owned, direct sales offices and over 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.